Exhibit 10.17

January 20, 2016

To:	Tim Lutz, VP Chief Accounting Officer

This letter is an addendum to your offer letter dated, December 2, 2014.

Severance: In the event your employment with MCC should be voluntarily terminated by the Company, without cause, the Company will provide severance pay continuation at your then bi-weekly salary for a period of twenty-six (26) weeks following the termination of your employment, payable in accordance with the Company’s payroll policy from time to time in effect. Any severance payment shall be contingent upon your execution of an agreement acceptable to the Company that (a) waives any rights you may otherwise have against the Company; (b) release the Company from actions, suits, claims proceedings and demands related to your employment and/or the termination of your employment, and (c) provides for non-compete and confidentiality provisions.

All other benefits and terms of employment as outlined in your offer letter of December, 2014, remain unchanged.

/s/ Sharon E. Birkett
Sharon Birkett
Vice President and CFO

/s/ Timothy P. Lutz
Tim Lutz
VP Chief Accounting Officer

4053 Clough Woods Drive  |  Batavia, OH 45103  |  513-381-1480